[LETTERHEAD OF SANDLER O'NEILL + PARTNERS]




August 9, 2007

VIA FACSIMILE AND EDGAR
-----------------------
(202) 772-9216

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

         Re:      Northfield Bancorp, Inc.
                  Registration Statement on Form S-1
                  (Registration Number 333-143643)
                  Request for Acceleration of Effectiveness
                  -----------------------------------------

Ladies and Gentlemen:

         In accordance with Rule 461 of Regulation C promulgated under the Securities Act of 1933, we hereby join Northfield Bancorp, Inc. in requesting that the effective date of the above-referenced Registration Statement be accelerated so that it will become effective at 10:00 a.m. on August 10, 2007, or as soon thereafter as may be practicable.

                                          Very Truly Yours,

                                          SANDLER O'NEILL & PARTNERS, L.P.
                                          By: Sandler O'Neill & Partners Corp.,
                                          the sole general partner


                                          \s\ Jennifer Docherty
                                          ---------------------
                                          Name: Jennifer Docherty
                                          Title: Authorized Signatory